VISION SYSTEMS TO OPEN ITS FIRST-EVER U.S. SPD-SMARTGLASS FACTORY

Tier-one supplier of SPD-Smart dimmable windows to invest
nearly $1.2 million in capital expenditures to serve customers with strong U.S. operations.

PARIS, FRANCE, June 18, 2013 – Vision Systems, a Research Frontiers (Nasdaq: REFR) licensee and tier-one supplier of SPD-Smart electronically dimmable windows announced today at the Paris Air Show that it is expanding its SPD-SmartGlass business activities by opening a production and operations facility in Melbourne, Florida.

The new factory was highlighted today at the Paris Air Show by Florida Governor Rick Scott and Vision Systems President and CEO Carl Putman, with Research Frontiers President and CEO Joseph M. Harary and others in attendance for this special announcement.

Florida Governor Rick Scott, Vision Systems President and CEO Carl Putman, and Research Frontiers President and CEO Joseph M. Harary

Additional details about the expansion are available in the press release by the Economic Development Commission of Florida's Space Coast.

Vision Systems’ SPD-Smart electronically dimmable windows and partitions offer instant and precise light-control at all levels to provide a solar protection solution that enhances comfort and improves passengers’ experience on aircraft, boats and other transportation vehicles.

In March of 2012, Vision Systems announced that the company was expanding its existing factory in France to add a production facility dedicated to the manufacture of its SPD-Smart Nuance and Noctis aerospace and transportation windows and cabin dividers. Today’s announcement of a further expansion to the United States indicates an acceleration of existing and projected business in North and South America where major aircraft OEMs and customers of Vision Systems are located, including HondaJet and Gulfstream.

Vision Systems will invest approximately $1.2 million in capital expenditures for this project. Vision Systems expects to hire workers for the new factory by the end of this year and generate about 40 manufacturing and engineering jobs within three years. Carl Putman, Vision Systems President and CEO, noted, “We felt it was essential for Vision Systems to be located in America. The office in Florida will enable us to be closer to our U.S. customers and to expand our business activities in this area.”

Details about Vision Systems and its SPD-Smart products are available by visiting the aerospace and automotive sections of their website.

For information about Vision Systems and its SPD-Smart product lines, please contact:

Jana PENZES HEBERT
Product Manager
Vision Systems
JHEBERT@visionsystems.fr

For further information about SPD-Smart light-control technology, Research Frontiers and its licensees please visit www.SmartGlass.com or follow us on our Twitter and Facebook sites.

For inquiries, to arrange a presentation, or to visit the Research Frontiers Design Center, contact:

Gregory M. Sottile, Ph.D.
Director of Market Development
Research Frontiers Inc.
Info@SmartGlass.com
+1-516-364-1902

About Research Frontiers Inc.

Research Frontiers is the developer of SPD-Smart light-control technology which allows users to instantly, precisely and uniformly control the shading of glass or plastic, either manually or automatically. Research Frontiers has built an infrastructure of over 40 licensed companies that collectively are capable of serving the growing global demand for smart glass products in automobiles, homes, buildings, aircraft and boats.

Note: From time to time Research Frontiers may issue forward-looking statements which involve risks and uncertainties. This press release contains forward-looking statements. Actual results could differ and are not guaranteed. Any forward-looking statements should be considered accordingly. "SPD-Smart" is a trademarks of Research Frontiers Inc. “Nuance” and “Noctis” are trademarks of Vision Systems.